Exhibit 10.12

INTERNATIONAL SECURITIES EXCHANGE

PROFIT SHARING PLAN

Effective Date of Plan: July 1, 2000

INTERNATIONAL SECURITIES EXCHANGE

PROFIT SHARING PLAN

Preamble

The International Securities Exchange (the “Sponsor”) hereby establishes the International Securities Exchange Profit Sharing Plan (the “Plan”), effective as of the date specified herein.

The purpose of the Plan is to provide additional compensation and alternate forms of compensation to certain key employees of the Employer (as hereinafter defined), commensurate with their contributions to the success of the Employer’s activities, in a form that will provide incentives and rewards for meritorious performance and encourage the recipients’ continuance as employees of the Employer.

ARTICLE I

Definitions

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1 “Administrative Committee” means the Administrative Committee appointed in accordance with Section 5.1 to administer the Plan.

1.2 “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to exercise Options after a Participant’s death.

1.3 “Board” means the Board of Directors of the Sponsor.

1.4 “Change in Control” means a change in more than 60% of the Board’s membership during a three (3) month period of time.

1.5 “Designated Property” means shares of regulated investment companies (mutual funds) designated by the Compensation Committee as subject to purchase through the exercise of an Option, or the property substituted under Section 2.5.

1.6 “Disability” shall have the same meaning as it does under the Employer’s long-term disability plan.

1.7 “Effective Date” means July 1, 2000.

1.8 “Elective Bonus Option” means an Option to purchase Designated Property from the Employer at the Exercise Price granted in lieu of the right to receive a portion of bonus.

1.9 “Employee” means any common law employee of the Employer.

1.10 “Employer” means the Sponsor, or any affiliate of the Sponsor that has been designated by the Sponsor to participate in this Plan as a participating employer, and any successor to the foregoing.

1.11 “Exercise Date” means, with respect to an Option, the date on which the Participant exercises the Option in accordance with Section 3.3.

1.12 “Exercise Period” means the period of time stated in Section 3.1.

1.13 “Exercise Price” means the price that a Participant must pay in order to exercise an Option in accordance with Section 2.4.

1.14 “Fair Market Value” means, with respect to Designated Property, the closing market quote of the net asset value (NAV) as reported by such mutual fund on the applicable date.

1.15 “Grant Date” means, with respect to any Option, the date on which the Option Agreement has been made effective.

1.16 “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.17 “Option” means the right of a Participant, granted by the Employer in accordance with the terms of this Plan, to purchase Designated Property from the Employer at the Exercise Price established under Section 2.4.

1.18 “Option Agreement” means an agreement executed by the Employer and by a Participant to whom Options have been granted, acknowledging the issuance of the Options and setting forth certain terms governing the Option, including, but not limited to, a description of the Designated Property, the Exercise Price, the Exercise Period, and any applicable vesting provisions.

1.19 “Participant” means any individual selected by the Compensation Committee to receive a grant of Options in accordance with Section 2.1 and who’s Options have not been completely exercised. After a Participant’s death, his or her Beneficiary, or upon a valid transfer under Section 3.4, the transferee, is considered to be a Participant to the extent necessary to facilitate the exercise of any Options that continue to be exercisable under the terms of the Plan.

1.20 “Plan” means the International Securities Exchange Profit Sharing Plan, as set forth herein and as from time to time amended.

1.21 “Profit Sharing Award” means an award granted under the Profit Sharing Policy of the Employer.

1.22 “Profit Sharing Option” means an Option to purchase Designated Property from the Employer at the Exercise Price granted in lieu of the right to receive a Profit Sharing Award.

1.23 “Retirement” means a Participant’s separation from the service of the Employer after completing ten years of service and attaining age 55.

1.24 “Sponsor” means the International Securities a New York corporation, and any successor entity.

1.25 “Termination of Employment” means a Participant’s separation from the service of the Employer for a reason other than Retirement, Disability, death or a Change in Control.

1.26 “Trust” means the trust established to hold Designated Property that is subject to an Option.

1.27 “Trustee” or “Trustees” means the persons or institution acting as Trustees of the Trust Fund.

ARTICLE II

Grant of Options

2.1 Eligibility for Grants. Grants of Options may be made to any Employee of the Employer who, in the judgment of the Compensation Committee, plays a key role with a significant impact on the Employer’s fulfillment of its purposes.

2.2 Procedure for Granting Options. The Compensation Committee determines the recipients of Options from time to time. Grants become effective upon the execution by the Employer and the Participant of an Option Agreement, which shall contain such provisions as the Compensation Committee in its sole discretion deems necessary or desirable. Grants may be made at any time on or after the Effective Date and prior to the termination of the Plan.

2.3 Selection of Designated Property. When an Option is granted, the Participant will specify the Designated Property that may be purchased by exercise of the Option and will determine the Exercise Price in accordance with Section 2.4. The Sponsor shall, as soon as practicable after the Grant Date of the Option, but not later than the date on which such Option first becomes exercisable under Section 3.1, acquire an amount of the Designated Property at least equal to the amount of the difference between the Exercise Price and the fair market value of the number of shares deliverable under the Option and contribute it to the Trust. At the time when the Sponsor contributes the Designated Property, such Designated Property:

(a) May not be subject to any security interest, whether or not perfected, or to any option or contract under which any other person may acquire any interest in it; and

(b) Must be readily tradable on an established market.

2.4 Establishment of Exercise Price.

2.4.1 Unless the Option Agreement provides otherwise, the initial Exercise Price of an Option shall be thirty percent (30%) of the Fair Market Value of the Designated Property subject to the Option, determined as of the Grant Date.

2.4.2 In the event of a stock split, reverse stock split, stock dividend, rights offering, return of capital distribution, recapitalization or similar transaction that materially affects the fair market value of the Designated Property, the Compensation Committee will adjust the number of Options that can be exercised so that it retains the same ratio to the fair market value of the property as existed immediately before the transaction.

2.5 Substitution of Other Property for Designated Property.

2.5.1 If, at any time after the grant of an Option, any Designated Property subject to that Option ceases to satisfy all of the conditions set forth in Section 2.3, the Compensation Committee agrees that it will promptly substitute new Designated Property of approximately equal value that does satisfy all of the required conditions.

2.5.2 Notwithstanding the above, the Compensation Committee may, at any time, substitute the Designated Property with any other property of approximately equal value. Such substituted property shall be deemed Designated Property for all purposes under the Plan.

2.6 Cash Payment for Option in Lieu of Exercise and Sale. Options which are exercisable pursuant to Section 3.1, but which have not yet been exercised upon Termination of Employment for gross negligence or other cause, may be canceled by the Compensation Committee, in its sole discretion, for a cash payment of an amount equal in value to the full number of exercisable shares or units of Designated Property less the total Exercise Price of such shares or units (in lieu of requiring or allowing actual exercise and sale of the shares).

2.7 Adjustment of Shares Deliverable under Option Agreement. The Compensation Committee may, in its sole discretion, in any Option Agreement, include a dividend or other distribution equivalent right entitling the Participant to receive amounts equal to the distributions paid, during the time such Option is outstanding and unexercised, with respect to shares or units of Designated Property covered by such Option. The Compensation Committee shall determine whether such payments shall be made in cash or in additional Options to purchase shares or units of Designated Property and the time or times at which such payments shall be made. Cash payments or additional Option grants shall be made no less frequently than annually. In the event additional Options are granted, the Options shall be subject to all terms of the Plan, including, but not limited to the six-month waiting period before the Options could be exercised as provided under Section 3.1, as of the Grant Date of such Options.

ARTICLE III

Exercise of Options

3.1 When Options are Exercisable

3.1.1 Unless the Option Agreement provides otherwise, a Participant may exercise an Option, in whole or in part, at any time immediately subsequent to the later of (a) the period beginning six (6) months after the Grant Date of the Option, or (b) the date on which the Option is vested under Section 3.2, but prior to the fifteenth (15th) anniversary of the Grant Date (“the Normal Exercise Period”).

3.1.2 Notwithstanding the above, the Exercise Period shall end on the earlier of the following:

a)	Twenty-four (24) months from the date of death of the Participant, unless the Beneficiary under this Plan is a named Beneficiary other than the Participant’s estate, in which case the Normal Exercise Period shall apply; or

b)	Sixty (60) days from the date on which the Participant experiences a voluntary or involuntary Termination of Employment; or

c)	Unless otherwise mutually agreed in writing by the Participant and the Compensation Committee based on facts and circumstances.

3.1.3 Notwithstanding the above, the Compensation Committee may accelerate or lengthen the Exercise Period over all options.

3.2 Vesting

3.2.1 Unless the Option Agreement provides otherwise, a Participant shall vest in an Option as follows:

a)	Profit Sharing Options vest over a three-year period, with 1/3 vesting on the first anniversary date of the Grant Date, an additional 1/3 vesting on the second anniversary date of the Grant Date, and the remaining 1/3 vesting on the third anniversary of the Grant Date.

b)	Elective Bonus Options are immediately vested on Grant Date.

c)	Other Options will vest at the discretion of the Board.

3.2.2 All unvested Options shall vest immediately upon Retirement, or a Change in Control.

3.2.3 All unvested Options shall be forfeited upon the Participant’s Termination of Employment.

3.3 Procedure for Exercising Option. Unless the Option Agreement provides otherwise, the procedure for exercising an Option shall be as set forth below:

3.3.1 Notice of Exercise. A Participant may exercise all or a portion of his or her exercisable Options by giving written notice to the Administrative Committee in a form and at the time acceptable to the Administrative Committee and tendering payment of the applicable Exercise Price.

3.3.2 Payment of Exercise Price. The method of payment shall be cash or cash equivalent (i.e., cashier’s check or certified check) as approved by the Administrative Committee.

3.3.3 Delivery of Option Shares. As soon as is reasonably possible after receiving payment of the full Exercise Price, the Employer shall, subject to the provisions of Sections 3.1, cause the transfer to the Participant, or to such other person as may then have the right to exercise the Option, of the number of shares or units of Designated Property for which the Option has been exercised. If the method of payment employed upon exercise so requires, and if applicable law permits, a Participant may direct the Employer to deliver the certificate(s) to the Participant’s stockbroker.

3.3.4 Payment of Applicable Taxes. The Employer shall be entitled to require as a condition of transfer of the Designated Property pursuant to the exercise of the Option that the Participant remit to the Employer an amount sufficient in the opinion of the Employer to satisfy all federal, state and other governmental tax withholding requirements related thereto. The Compensation Committee, in its discretion, may permit the Participant to satisfy the foregoing condition by electing to have the Employer withhold shares of Designated Property deliverable under the Option.

3.4 Inalienability of Options. No Option granted under this Plan may be transferred, assigned or alienated, except to a Beneficiary under this Plan, or to (i) a member of the Participant’s immediate family, such as the Participant’s spouse, child, parent, brother or sister, or to a trust for the benefit of any such individual, or, (ii) to an inter vivos trust for the benefit of the Participant. An Option may be exercised only by the Participant to whom it was granted, by his or her Beneficiary, executor or administrator of his or her estate after death, by a person or entity to whom the Option was validly transferred as permitted hereunder, or by a person holding a valid power of attorney, or legally appointed as guardian, to act on behalf of the person entitled to exercise the Option.

3.5 Election of Beneficiary

3.5.1 Designation or Change of Beneficiary by Participant. When Options are first granted to a Participant, the Administrative Committee will send him or her a Beneficiary designation form, on which he or she may designate one or more Beneficiaries and successor Beneficiaries. A Participant may change his or her Beneficiary designation at any time by filing the prescribed form with the Administrative Committee unless the Participant irrevocably designated a Beneficiary pursuant to some other legally binding agreement. The consent of the Participant’s current Beneficiary is not required for a change of Beneficiary, and no Beneficiary has any rights under this Plan except as are provided by its terms. The rights of a Beneficiary who predeceases the Participant who designated him or her immediately terminate, unless the Participant has specified otherwise.

3.5.2 Beneficiary if No Election is Made. Unless a different Beneficiary has been elected in accordance with Section 3.5.1, the Beneficiary of any legally married Participant who dies without having designated a Beneficiary is the Employee’s spouse. The Beneficiary of any unmarried Participant who dies without having designated a Beneficiary is his or her estate.

ARTICLE IV

Amendment or Termination of the Plan

4.1 Sponsor’s Right to Amend or Terminate Plan. The Sponsor or its delegate may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants. Any such amendment is binding upon all Employers, the Board, the Compensation Committee, the Administrative Committee, and all other parties in interest.

4.2 When Amendments Take Effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein or, if no date is otherwise specified, upon the date the Board finally approves the resolution.

4.3 Effect of Amendment or Termination. Notwithstanding any amendment to, or termination of, the Plan, the Sponsor will grant Options to all Employees who, as of the date of such amendment or termination, have been identified by the Compensation Committee in accordance with Section 2.1 hereof. Additionally, any Options granted as of the date of such termination or amendment will continue to be, and/or become, exercisable in accordance with the terms of Article III (as if the Plan was still in effect), but no new Options will be granted.

4.4 Change in Control. Notwithstanding any provision contained herein, if the Employer undergoes a Change in Control, any options granted as of the date of a Change in Control will continue to be, and/or become exercisable in accordance with the terms of the Plan on the date of such Change in Control.

ARTICLE V

Plan Administration

5.1 Administration of Plan. Once established, the Plan shall generally be administered by the Administrative Committee appointed by the Compensation Committee of the Board.

5.1.1 Interested Parties. No member of the Administrative Committee may participate in any decision if that member is not disinterested with respect to the issue being considered. The Compensation Committee shall act directly in lieu of the Administrative Committee in situations wherein the Administrative Committee cannot act because it is prohibited to do so by operation of the preceding sentence.

5.1.2 Action by the Administrative Committee. The Administrative Committee acts by a majority of its members in office at the time and may take action either by vote at a meeting or by consent in writing without a meeting. The Administrative Committee may adopt such rules and appoint such subcommittees, as it deems desirable for the conduct of its affairs and the administration of the Plan.

5.1.3 Removal, Resignation, Action During Vacancies. The Compensation Committee has the power to remove any and all member(s) of the Administrative Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Administrative Committee have full authority to act. In the absence of any Administrative Committee members being appointed or continuing in that capacity, the Compensation Committee shall constitute the Administrative Committee. Any member of the Administrative Committee may resign by delivering his or her written resignation to the Compensation Committee. Any such resignation becomes effective upon its receipt by the Compensation Committee, or on such other date as is agreed to by the Compensation Committee and the resigning member. Any Administrative Committee member who is an officer of the Employer shall be deemed to submit his or her resignation upon submitting a resignation from employment or upon being terminated from employment by the Employer, which resignation shall be effective upon the effective date of the resignation or Termination of Employment.

5.2 Powers of the Administrative Committee. In carrying out its duties with respect to the general administration of the Plan, the Administrative Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a) To compute and certify to the Employer the amount of distributions payable to Participants;

(b) To maintain all records necessary for the administration of the Plan that is not maintained by the Employer.

(c) To interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof.

(d) To determine whether an Option is vested under the terms of the applicable Option Agreement.

(e) To establish and modify the method of accounting for the Plan;

(f) To employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g) To perform any other acts necessary and proper for the administration of the Plan, except those that are performed by the Employer or the Board.

5.3 Claims Procedure. If a dispute arises between the Administrative Committee and a Participant or Beneficiary over the amount of benefits payable under the Plan, the Participant or Beneficiary may file a claim for benefits by notifying the Administrative Committee in writing of his or her claim. The Administrative Committee will review and adjudicate the claim. If the claimant and the Administrative Committee are unable to reach a mutually satisfactory resolution of the dispute, it may be submitted by the claimant to the Compensation Committee. If the dispute remains unresolved, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of himself/herself and his or her Beneficiary, any right to litigate any such dispute in a court of law.

5.4 Expenses of the Plan and the Administrative Committee. The members of the Administrative Committee serve without compensation for services as such. All expenses of the Administrative Committee are paid by the Employer. Additionally, each Participant may be charged or the Participant’s Options may be reduced in proportion to the direct investment fees incurred with respect to such Participant’s Option account, to the extent any of these fees or expenses are not assumed and paid for by the Employer in its own discretion.

5.5 Sponsor’s Administrative Power. Notwithstanding the provisions of this Article, the Sponsor reserves the right to alter the administrative structure of this Plan in a manner not inconsistent with the overall structure of the Plan.

ARTICLE VI

Miscellaneous

6.1 Plan not a Contract of Employment. The adoption and maintenance of the Plan do not constitute a contract between the Employer and any Participant and is not consideration for the employment of any person. Nothing contained herein gives any Participant the right to be retained in the employ of the Employer or derogates from the right of the Employer to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

6.2 No Rights Under Plan Except as Set Forth Herein. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association or corporation, other than the parties hereto and their successors in interest, any right, remedy or claim under or by reason of this Plan, or any covenant, condition or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

6.3 Rules of construction

6.3.1 Governing law. The laws of the State of New York govern the construction and operation of this Plan.

6.3.2 Plan. The Plan is not intended to be an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

6.3.3 Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

6.3.4 Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

6.3.5 Singular and plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

6.3.6 Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

IN WITNESS WHEREOF, the Sponsor has caused this document to be executed by a duly authorized officer and its corporate seal to be hereunto affixed by authority of its Board of Directors this Seventh day of September, 2000.

INTERNATIONAL SECURITIES EXCHANGE

By	/s/ WILLIAM A. PORTER
William A. Porter